EXHIBIT 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	Stephen A. Feldman
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Caren Barbara
212-850-5651; 212-850-5633

FOR IMMEDIATE RELEASE

dELiA*s, INC. ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS

— Revenues increase by 10.8%; comp store sales up 5.2%

— Operating margins improve by 200 basis points

New York, NY – August 28, 2008 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced the results for the second quarter ended August 2, 2008.

Fiscal Second Quarter Results

Total revenue increased 10.8% to $58.1 million from $52.4 million in the second quarter of fiscal 2007 driven by increases in both segments, with a greater percentage increase in the retail segment. Revenue from the retail segment increased 22.0% to $23.6 million, or 40.6% of total revenue. Revenue from the direct segment increased 4.3% to $34.5 million, or 59.4% of total revenue.

Total gross margin increased to 35.3% in the second quarter of fiscal 2008 as compared to 34.6% in the second quarter of fiscal 2007. The increase was driven primarily by higher merchandise margins at dELiA*s Retail and dELiA*s Direct, reflecting improvements in initial mark-ups and full price selling. These improvements were partially offset by higher shipping costs in the direct segment.

Selling, general and administrative (SG&A) expenses were $25.3 million compared to $23.4 million in the second quarter of fiscal 2007. As a percentage of sales, SG&A improved to 43.4% of sales for the second quarter of fiscal 2008 from 44.7% of sales for the prior year’s

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

quarter. The improvement in SG&A as a percentage of sales was primarily due to the Company’s ability to leverage selling and other operating expenses on increased sales. The operating loss for the quarter was thus reduced by $0.6 million, or by 200 basis points as a percentage of sales, compared to last year.

The net loss for the second quarter of fiscal 2008 was $5.0 million, or $0.16 per diluted share, as compared to a net loss of $5.1 million, or $0.16 per diluted share, in the second quarter of fiscal 2007, reflecting increased interest expense and a provision for income taxes in this quarter, compared to a tax benefit in last year’s results.

Robert Bernard, Chief Executive Officer, commented, “We are pleased with the progress we made in the second quarter. For the retail segment, we achieved positive comparable store sales growth and increased segment sales, driven by growth in our store base over the past year. For the direct segment, we achieved steady sales and margin growth, driven largely by the strong performance of our dELiA*s Direct brand.

“We are pleased with our important back-to-school selling period so far, with high single-digit comps in July and continued strength thus far in August,” Mr. Bernard continued. “We have said that back-to-school would mark an inflection point for the dELiA*s brand, and these results are indicative of why we are quite optimistic about our future. Early indications are that we are seeing a payback for the investments we made earlier in the year in merchandising, store operations, and inventory planning and allocation. We intend to continue to drive sales growth and margin improvement as we carefully manage our business through this challenging retail environment.”

Results by Segment

Retail Segment Results

Total revenue for the retail segment increased 22.0% to $23.6 million from the second quarter of fiscal 2007. Retail comparable store sales increased 5.2% for the second quarter on top of an increase of 4.6% for the fiscal second quarter of 2007. Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, increased to 22.5% from 18.6% in the prior year period due to leverage of occupancy costs and improvement in product margins. SG&A expenses, which include allocated overhead, were

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

$10.8 million, or 45.6% of sales, in the second quarter compared to $9.3 million, 48.1% of sales, in the prior year period, reflecting the leveraging of store selling expenses. The quarterly operating loss for the retail segment was reduced to $5.5 million compared with an operating loss of $5.7 million in the prior year period.

The Company opened two store locations and relocated one store during the second quarter of fiscal 2008. The Company ended the period with 94 stores.

Direct Segment Results

Total revenue for the direct segment increased 4.3% to $34.5 million from the second quarter of fiscal 2007. Segment revenue growth was driven primarily by sales growth in the dELiA*s Direct brand. Gross margin for the direct segment increased to 44.1% from 43.9% in the prior year period due largely to improved product margins in each of our three brands, which more than offset the increase in shipping costs. SG&A expenses were $14.5 million, or 42.0% of sales, in the second quarter compared to $14.1 million, or 42.7% of sales, in the prior year period, reflecting targeted reductions in catalog circulation. Operating income for the direct segment improved to $0.7 million compared with operating income of $0.4 million in the prior year period.

First Six Months Results

Total revenue increased 10.4% to $121.7 million for the six-month period ended August 2, 2008 from $110.2 million in the prior year period. Total gross margin was 34.9% compared to 35.4% for the same period the prior year. SG&A expenses were $50.9 million, or 41.9% of sales, for the first six months of fiscal 2008 compared to $47.8 million, or 43.3% of sales, for the prior fiscal year period. Net loss was $8.9 million, or $0.29 per share, compared to a net loss of $8.4 million or $0.27 per share in the prior fiscal year period.

Conference Call and Webcast Information

A conference call to discuss fiscal 2008 second quarter results is scheduled for Thursday, August 28, 2008 at 4:30 pm ET. The conference call will be webcast live at www.deliasinc.com. A replay of the webcast will be available on the Company’s website for one year. A replay of the conference call will be available until September 25, 2008 by dialing (888) 286-8010, passcode 38761765.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, and “intend”, and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	August 2, 2008	February 2, 2008	August 4, 2007
ASSETS	(unaudited)		(unaudited)
Current Assets:
Cash and cash equivalents	$9,498	$11,399	$10,362
Inventories, net	46,366	43,096	39,179
Prepaid catalog costs	4,827	4,417	4,894
Other current assets	6,792	6,641	8,946

Total current assets	67,483	65,553	63,381

Property and equipment, net	56,019	51,901	49,969
Goodwill	40,204	40,204	40,204
Intangible assets, net	2,458	2,517	2,564
Other assets	261	356	483

Total assets	$166,425	$160,531	$156,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,336	$22,611	$17,187
Bank loan payable	9,380	–	6,922
Current portion of mortgage note payable	225	203	143
Accrued expenses and other current liabilities	32,060	30,351	30,069

Total current liabilities	66,001	53,165	54,321

Deferred credits and other long-term liabilities	9,544	7,979	9,345
Long-term portion of mortgage note payable	2,089	2,212	2,345

Total liabilities	77,634	63,356	66,011

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock; $.001 par value, 25,000,000 shares authorized, none issued	–	–	–
Common Stock; $.001 par value; 100,000,000 shares authorized; 31,108,981,
31,026,473 and 30,879,227 shares issued and outstanding, respectively	31	31	31
Additional paid-in capital	97,280	96,733	96,166
(Accumulated deficit) Retained earnings	(8,520)	411	(5,607)

Total stockholders’ equity	88,791	97,175	90,590

Total liabilities and stockholders’ equity	$166,425	$160,531	$156,601

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

	August 2, 2008		August 4, 2007
	(13 Weeks)		(13 Weeks)
	(unaudited)		(unaudited)
Net revenues	$58,125	100.0%	$52,438	100.0%
Cost of goods sold	37,592	64.7%	34,321	65.4%

Gross profit	20,533	35.3%	18,117	34.6%

Selling, general and administrative expenses	25,250	43.4%	23,428	44.7%

Operating loss	(4,717)	(8.1)%	(5,311)	(10.1)%

Interest (expense) income, net	(203)	(0.4)%	78	0.1%

Loss before provision for income taxes	(4,920)	(8.5)%	(5,233)	(10.0)%

Provision (benefit) for income taxes	63	0.1%	(145)	(0.3)%

Net loss	$(4,983)	(8.6)%	$(5,088)	(9.7)%

Basic and diluted net loss per share of common stock:

Basic and diluted net loss attributable to common stockholders per share	$(0.16)		$(0.16)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	30,893,358		30,845,214

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

	August 2, 2008		August 4, 2007
	(26 Weeks)		(26 Weeks)
	(unaudited)		(unaudited)
Net revenues	$121,662	100.0%	$110,245	100.0%

Costs of goods sold	79,233	65.1%	71,268	64.6%

Gross profit	42,429	34.9%	38,977	35.4%

Selling, general and administrative expenses	50,911	41.9%	47,742	43.3%

Operating loss	(8,482)	(7.0)%	(8,765)	(7.9)%
Interest (expense) income, net	(292)	(0.2)%	287	0.3%

Loss before provision for income taxes	(8,774)	(7.2)%	(8,478)	(7.6)%
Provision (benefit) for income taxes	158	0.1%	(125)	(0.1)%

Net loss	$(8,932)	(7.3)%	$(8,353)	(7.5)%

Basic and diluted net loss per share of common stock:

Basic and diluted net loss attributable to common stockholders per share	$(0.29)		$(0.27)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	30,885,841		30,811,624

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	August 2, 2008	August 4, 2007
	(26 Weeks)	(26 Weeks)
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,932)	$(8,353)
Adjustments to reconcile net loss income to net cash used in operating activities:

Depreciation and amortization	4,218	3,559
Stock based compensation	547	495

Changes in operating assets and liabilities:
Inventories	(3,270)	(7,499)
Prepaid catalog costs and other current assets	(561)	(3,924)
Other noncurrent assets	95	195
Accounts payable, accrued expenses and other liabilities	4,344	1,596

Net cash used in operating activities	(3,558)	(13,931)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,622)	(12,143)

Net cash used in investing activities	(7,622)	(12,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowing	9,380	6,922
Payment of mortgage note payable	(101)	(57)
Proceeds from exercise of employee stock options	–	697

Net cash provided by financing activities	9,279	7,562

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,901)	(18,512)
CASH AND CASH EQUIVALENTS, beginning of period	11,399	28,874

CASH AND CASH EQUIVALENTS, end of period	$9,498	$10,362

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$270	$198

Cash paid during the period for taxes	$227	$624

Capital expenditures incurred not yet paid	$2,994	$3,842

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

	For The Thirteen Weeks Ended				For The Twenty-Six Weeks Ended
	August 2, 2008		August 4, 2007		August 2, 2008		August 4, 2007
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Channel net revenues:
Retail	$23,621		$19,365		$46,551		$39,043

Direct:
Catalog	6,351		8,013		14,083		17,505
Internet	28,153		25,060		61,028		53,697

Total direct	34,504		33,073		75,111		71,202

Total net revenues	$58,125		$52,438		$121,662		$110,245

Internet % of total direct revenues	82%		76%		81%		75%

Comparable store sales	5.2%		4.6%		3.4%		6.8%

Catalogs mailed	13,226		14,192		26,295		29,315

Inventory – retail	$18,656		$17,280		$18,656		$17,280

Inventory – direct	$27,710		$21,899		$27,710		$21,899

Number of stores:
Beginning of period	92		75		86		74

Opened	3	*	6	**	10	*	13	**
Closed	1	*	1	**	2	*	7	**

End of period	94		80		94		80

Total gross sq. ft @ end of period	358.1		303.9		358.1		303.9

*	Totals include one store that was closed and relocated to another site in the same mall during the first quarter, and one store that was closed and relocated to another site in the same mall during the second quarter of fiscal 2008

**	Totals include one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2007; and one store that was closed in the first quarter of fiscal 2007 that was remodeled and reopened during the second quarter of 2007.